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                                                                    Exhibit 21

        Subsidiaries of JAWS Technologies, Inc. a Nevada corporation:

                JAWS Technologies Inc., an Alberta corporation
                           Pace Systems Group Inc.
               JAWS Technologies, Inc., an Ontario corporation
          JAWS Technologies (Delaware), Inc., a Delaware corporation
                JAWS Acquisition Corp., an Alberta corporation